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                                                                     EXHIBIT 5.0

                             GREENBERG TRAURIG, P.A.
                             5100 TOWN CENTER CIRCLE
                                    SUITE 400
                            BOCA RATON, FLORIDA 33486

                                                              September 30, 2003

PanAmerican Bancorp
3475 Sheridan Street
Hollywood, Florida  33021

Ladies and Gentlemen:

         We have acted as counsel to PanAmerican Bancorp, a Delaware bank holding company (the "Company"), in connection with the preparation of a Registration Statement on Form SB-2, including the Prospectus constituting a part thereof (the "Registration Statement"), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to an offer to sell 1,200,000 units with each unit consisting of one share of the common stock (the "Common Stock") and two redeemable common stock purchase warrants (the "Warrants") of the Company (the "Offer")

         As counsel to the Company, we have examined the original or certified copies of such records of the Company, and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary for the opinions expressed in this letter. In such examination, we have assumed the genuineness of all signatures on original documents, and the conformity to original documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

         Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth below, we are of the opinion that:

         1. the Common Stock and the Warrants being registered in the Form SB-2 shall, upon such issuance as described in the Form SB-2, be duly and validly issued.

         In rendering this opinion, we advise you that we are members of the Bar of the State of Florida, and we express no opinion herein concerning the applicability or effect of any laws of any other jurisdiction, except the securities laws of the United States of America referred to herein. We express no opinion concerning federal or state securities laws.

         We express no opinion and make no representation with respect to the law of any other jurisdiction.

         This opinion is for your benefit and it may not be reprinted, reproduced or distributed to any other person for any purpose without our prior written consent. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, any other person, or any other

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document or agreement involved with the transactions contemplated by the Offer.
We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

                                            Sincerely,

                                            /s/ GREENBERG TRAURIG, P.A.

                                            GREENBERG TRAURIG, P.A.